UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 17, 2009
GOLFSMITH INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52041	16-1634847
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11000 North IH-35, Austin, Texas	78753-3195
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 837-8810
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 17, 2009, Virginia Bunte resigned as Senior Vice President and Chief Financial Officer of Golfsmith International Holdings, Inc. and all of its subsidiaries (the “Company”), effective March 3, 2009, to pursue other interests. Ms. Bunte’s resignation is not due to any disagreement with the Company over any of its policies, practices or financial reporting.

The Company and Ms. Bunte have negotiated a Separation Agreement under which the Company will provide Ms. Bunte with benefits over the following two years (the “Severance Period”) to which she would be entitled upon her resignation for good cause or termination without cause under her Employment Agreement dated May 30, 2006, consisting of:
(i) continued payment of Ms. Bunte’s current total annual base salary through March 3, 2010 payable in 26 equal installments consistent with the Company’s standard bi-weekly payroll practices. After March 4, 2010, if Ms. Bunte did not previously accept other employment, continuation of Ms. Bunte’s current total annual base salary through March 4, 2011, payable as described above (the “Severance Payments”). In the event that Ms. Bunte accepts other employment, the Severance Payments shall be offset by the total amount of any monies Ms. Bunte earns during the Severance Period; provided further, that if the total amount of any monies earned or received from another company is the equivalent of Ms. Bunte’s Severance Payments or greater, the Company’s obligation to pay the Severance Payments shall cease.
(ii) all then-outstanding options to acquire the Company’s common stock that were granted to Ms. Bunte under the Company’s 2002 equity incentive plan shall continue to vest following their then-current vesting schedules.
(iii) continued health insurance coverage or COBRA continuation coverage premium payments payable by the Company for Ms. Bunte and her dependents for the earlier of two years and the date that she is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
The above termination arrangements, and related settlement agreement and release, will be cancelable by Ms. Bunte prior to February 24, 2009 pursuant to the Age Discrimination in Employment Act. Under the terms of the separation agreement, the Company received a two-year non-compete, non-solicitation, non-disparagement and non-disclosure commitment from Ms. Bunte.
Following Ms. Bunte’s departure, Sue E. Gove (age 50), the Company’s Executive Vice President and Chief Operating Officer, will assume additional responsibilities as interim Chief Financial Officer. Prior to joining Golfsmith in September 2008, Ms. Gove was an independent consultant since April 2006, serving clients in specialty retail and private equity. She has been a member of the Board of Directors of AutoZone, Inc. since 2005 and also serves on its audit committee and nominating and governance committee. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003. Ms. Gove’s compensation will not change with her additional responsibilities.
Item 9.01 Financial Statements and Exhibits.
Exhibit 10.1 Separation Agreement, dated as of February 17, 2009, between Golfsmith International Holdings, Inc. and Virginia Bunte.
Exhibit 99.1 Press Release dated February 17, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

February 18, 2009	By:	R. Scott Wood

Name: R. Scott Wood

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement, dated as of February 17, 2009, between Golfsmith International Holdings, Inc. and Virginia Bunte

99.1	Press release dated February 17, 2009